EXHIBIT 99.1
February 10, 2021

Press Release
SOURCE: Oil States International, Inc.
Oil States Enters into New Bank Credit Agreement

HOUSTON, February 10, 2021 - Oil States International, Inc. (NYSE:OIS) announced today that it has entered into a new $125 million asset-based revolving credit agreement (the "Credit Agreement"). Wells Fargo Bank, National Association is the administrative agent for the Credit Agreement. In addition to Wells Fargo, lenders under the Credit Agreement include Bank of America, National Association, JPMorgan Chase Bank, N.A. and Royal Bank of Canada. Borrowing availability under the Credit Agreement is based on eligible U.S. receivables and inventory. The Credit Agreement replaces Oil States' existing $200 million revolving credit facility. The maturity date of the Credit Agreement is February 10, 2025.

The Credit Agreement contains customary representations, warranties, covenants, terms and conditions for a facility of this type, including limitations on the accumulation of U.S. cash in excess of $30 million, incurrence of additional indebtedness and liens, the repayment of other indebtedness, the making of investments, the payment of dividends, the repurchase of shares of common stock and the sale of material amounts of assets.

Borrowings outstanding under the Credit Agreement will bear interest at LIBOR plus a margin of 2.75% to 3.25%, based on the Company’s availability under the revolving credit facility. The Company must also pay a quarterly commitment fee of 0.375% to 0.50%, on the unused commitments.

About Oil States

Oil States International, Inc. is a global provider of manufactured products and services to customers in the oil and natural gas, industrial and military sectors. The Company's manufactured products include highly engineered capital equipment and consumable products. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol "OIS".

For more information on the Company, please visit Oil States International's website at www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among others, the level of supply of and demand for oil and natural gas, fluctuations in the prices thereof, the cyclical nature of the oil and natural gas industry, the impact of the COVID-19 pandemic on our Company and our customers and the other risks associated with the general nature of the energy service industry discussed in the "Business" and "Risk Factors" sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, Periodic Reports on Form 8-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Company Contact:

Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582